Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the use of our fairness opinion included as Annex C to the Proxy Statement/Prospectus included in the Registration Statement on Form S-4 relating to the proposed merger of Maple Leaf Financial, Inc. with and into Farmers National Banc Corp. and Geauga Savings Bank with and into Farmers National Bank of Canfield and to the reference to our firm’s name under the captions “Summary— Opinion of Maple Leaf’s Financial Advisor in Connection with the Merger,” “Risk Factors—The fairness opinion received by the Farmers National Banc Corp. board of directors from Raymond James and the fairness opinion received by the Maple Leaf Financial board of directors from Boenning & Scattergood, Inc. have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions,” “The Merger—Background of the Merger,” “The Merger—Maple Leaf Financial’s Reasons for the Merger and Recommendation of the Maple Leaf Financial Board of Directors,” “The Merger—Opinion of Maple Leaf Financial’s Financial Advisor in Connection with the Merger,” and “Annex B— Agreement and Plan of Merger” in such Proxy Statement. In giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the regulations thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

October 17, 2019